SECURITY AGREEMENT

This Security Agreement is entered into this 9th day of February 2004 by and between Trinity3 Corporation, a Delaware corporation (herein referred to as "Debtor") and Bumper Fund, L.P. (herein referred to as "Secured Party").

1.  In consideration of the delivery of a promise by Debtor to pay $250,000.00 under that certain Trinity3 Corporation 10% Convertible Debenture between Secured Party and Debtor of even date herewith (the "Agreement"), Debtor hereby grants to Secured Party a continuing security interest in, and Debtor hereby assigns to Secured Party the Collateral described in Exhibit A hereto, to secure the payment, performance and observance of the obligations of Debtor under the Agreement (the foregoing being herein referred to as the "Obligations").

Notwithstanding the foregoing, Secured Party expressly agrees to subordinate this Security Agreement and its rights hereunder to any providers of senior bank debt. Secured Party expressly agrees to execute any and all documents reasonably requested by the Company or any of the above parties in order to evidence this subordination. Furthermore, it is agreed that the Secured Party shall NOT be required to subordinate its position to any other subsequent subordinated debt or mezzanine debt financings after the date hereof.

2.  Debtor warrants, represents and covenants that: (a) the chief executive office and other places of business of Debtor, the books and records relating to the Collateral and the Collateral will not change without prior written notice to and consent of Secured Party; (b) the Collateral is now, and at all times will be, owned by Debtor free and clear of all liens, security interest, claims and encumbrances, unless previously disclosed to Secured Party; (c) Debtor will not assign, sell, mortgage, lease, transfer, pledge, grant a security interest in or lien upon, encumber, or otherwise dispose of or abandon, nor will Debtor suffer or permit any of the same to occur with respect to, any part or all of the Collateral, without prior written notice to Secured Party; (d) Debtor has made, and will continue to make payment or deposit or otherwise provide for the payment, when due, of all taxes, assessments or contributions required by law which have been or may be levied or assessed against Debtor with respect to any of the Collateral; (e) Secured Party shall at all times have free access to and right of inspection of the Collateral and any records pertaining thereto; (f) at any time and from time to time, Debtor shall, at its sole cost and expense, execute and deliver to Secured Party such financing statements pursuant to the Uniform Commercial Code ("UCC"), applications for certificate of title and other papers, documents or instruments as may be requested by Secured Party in connection with this Security Agreement, and Debtor hereby authorizes Secured Party to execute and file at any time and from time to time one or more financing statements or copies thereof of this Security Agreement with respect to the Collateral signed only by Secured Party.

3.  Each of the following events shall constitute an event of default ("Default") under this Security Agreement: (a) Debtor shall default in the punctual payment of any sum payable with respect to, or in the observance or performance of any of the terms and conditions of any Obligations; (b) the making or filing of any lien, levy, or execution on or seizure, attachment of or garnishment of, any Collateral; (c) Debtor shall become insolvent or commit an act of bankruptcy or make an assignment for the benefit of creditors; (d) there shall be filed by or against any Obligor any petition for any relief under the bankruptcy laws of the United States now or hereafter in effect; (e) the usual business of Debtor shall be terminated or suspended.

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4.  Upon the occurrence of any Default and at any time thereafter, Secured Party may, without notice to or demand upon Debtor, declare any Obligations immediately due and payable and Secured Party shall have all rights and remedies of a secured party under the UCC.

5.  Debtor hereby releases Secured Party from any claims, causes of action and demands at any time arising out of or with respect to this Security Agreement, the Obligations, the Collateral and its use and/or actions taken or omitted to be taken by Secured Party with respect thereto, and Debtor hereby agrees to hold Secured Party harmless from and with respect to any and all such claims, causes of action and demands. No act, omission or delay by Secured Party shall constitute a waiver of its rights and remedies hereunder or otherwise. Debtor hereby waives presentment, notice of dishonor and protest of all instruments included in or evidencing any Obligations or Collateral, and all other notices and demands whatsoever (except as expressly provided herein). No provision hereof shall be modified, altered or limited except by a written instrument expressly referring to this Security Agreement and to such provision, and executed by the party to be charged. This Security Agreement and all Obligations shall be binding upon the heirs, executors, administrators, successors, or assigns of Debtor and shall, together with the rights and remedies of Secured Party hereunder, inure to the benefit of Secured Party, its successors, endorses and assigns. This Security Agreement and the Obligations shall be governed in all respects by the laws of the State of California applicable to contracts executed and to be performed in such state. If any term of this Security Agreement shall be held to be invalid, illegal or unenforceable, the validity of all other terms hereof shall in no way be affected thereby.

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IN WITNESS WHEREOF, the undersigned has executed or caused this Security Agreement to be executed as of the date first above set forth.

"Debtor"	"Secured Party"

Trinity3 Corporation,	Bumper Fund, L.P.
a Delaware corporation

/s/ Steven D. Hargreaves	/s/ Daniel E. Kern
By: Steven D. Hargreaves	By: Daniel E. Kern
Its: President	Its: General Partner Bumper Fund LP

/s/ Shannon T. Squyres
By: Shannon T. Squyres
Its: Chief Executive Officer

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EXHIBIT A

PROPERTY SUBJECT TO SECURITY INTEREST

With respect to Trinity3 Corporation, a Delaware corporation (the "Company"), the Collateral includes (i) all equipment, machinery, vehicles, furniture, tools, dies, jigs, and fixtures, and all attachments, accessions and equipment now or hereafter affixed thereto or used in connection therewith, and all substitutions and replacements thereof, wherever located, whether now owned or hereafter acquired (the "Equipment"); (ii) all raw materials, work in process, finished goods, and all other inventory (as defined in the Uniform Commercial Code) of whatsoever kind or nature, and all wrapping, packaging, advertising and shipping materials, and any documents relating thereto, and all labels and other devices, names or marks affixed or to be affixed thereto for purposes of selling or of identifying the same or the seller or manufacturer thereof and all of the Company’s right, title and interest therein and thereto, wherever located, whether now owned or hereafter acquired (the "Inventory"); (iii) all present and future accounts, contract rights, chattel paper, documents, instruments, trademarks, trade names, service names and general intangibles, whether now owned or hereafter acquired, the Company's interest in the goods represented thereby or described in copies of invoices delivered to the Company; all returned, reclaimed or repossessed goods with respect thereto; all rights and remedies of Debtor under or in connection with such collateral (the "Accounts"); (iv) all books, records and other property and general intangibles at any time relating to the Equipment, Inventory and Accounts ("Records"); and (v) all products and proceeds of the foregoing, in any form, including without limitation, any claims against third parties for loss or damage to or destruction of any or all of the Equipment, Inventory and Accounts (the "Proceeds").

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